EXCLUSIVITY AND EXPENSE
                             REIMBURSEMENT AGREEMENT

          This Exclusivity and Expense Reimbursement Agreement, dated as of October 11, 2000 (this "Agreement"), is made by and between Lodgian, Inc. (the "Company"), Whitehall Street Real Estate Limited Partnership XIII ("Whitehall Street XIII"), a Delaware limited partnership, and Whitehall Parallel Real Estate Limited Partnership XIII ("Whitehall Parallel XIII" and together with Whitehall Street XIII, "Parent"), a Delaware limited partnership.


                              W I T N E S S E T H :

          WHEREAS, Company and Parent desire to consider further the possibility of entering into a Transaction pursuant to which a subsidiary of Parent (the "Purchaser") will merge with and acquire the Company in a forward merger as described in that certain letter dated October 11, 2000 from Whitehall Street XIII and Whitehall Parallel XIII to the Company (the "Letter");

          WHEREAS, as a condition to pursuing the Transaction and commencing a due diligence investigation of the Company, Parent has requested that the Company enter into this Agreement, and the Company is willing to do so; and

          WHEREAS, capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Letter.

          NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

          1. Exclusivity.

               (a) Except as provided in Section 1(b) below, from and after the date of this letter until the Termination Date (as such term is defined in the Letter), the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly (i) solicit, initiate, encourage, facilitate the submission of or entertain any proposals or offers relating to, (ii) provide any information to any third party in response to any submissions, proposals or offers relating to, (iii) engage in any negotiations or discussions with any person or entity relating to, or (iv) otherwise cooperate in any way with any person in connection with (such actions being individually and collectively referred to herein as "Marketing") any acquisition, merger, recapitalization, liquidation, dissolution or any similar transaction involving all or any material portion of the Company, its business or assets or all or any material portion of the Company's capital stock or other equity interests, other than the Transaction. The Company shall promptly notify the Parent of any such proposals or offers made on or prior to the Termination Date. From and after the date of this letter until the Termination Date, the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly take any other action (or fail to take any required action) or permit any person on its behalf to take any other action (or fail to take any required action) that could be inconsistent with, delay or adversely affect the consummation of the Transaction. Nothing contained in this paragraph, however, shall prevent the Company's Board of Directors, if they determine in good faith that their fiduciary duty so requires, from (i) considering a Superior Offer (as defined below) which had not been directly or indirectly solicited, initiated or encouraged by the Company, its subsidiaries or affiliates, or their respective directors, officers, advisors, representatives and other agents on or after the date of this Agreement, provided that the Company shall promptly notify the Parent (and continuously update such notification upon Parent's request) of the receipt of any such offer, of the status of the Company's Board of Directors' consideration thereof and of any actions taken in connection therewith and provided, further, that the Purchaser does not make, within five days of receipt of the Company's written notification of the intention of the Board of Directors to consider such a Superior Offer, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Offer or (ii) providing information to a third party in response to a Superior Offer or an indication of interest from a third party (but not taking any other action proscribed by this Section
1), provided that (a) the Company's Board of Directors determines that such third party is capable of providing a Superior Offer following receipt of such information, (b) such third party executes a confidentiality agreement in favor of the Company containing substantially the same terms, including the "standstill" provi-sions, as the confidentiality agreement previously executed by Parent or its affiliates in favor of the Company and (c) the Company shall promptly notify the Parent of the request to receive such information and of any action taken in connection with such request including confirmation that the confidentiality agreement has been executed by such third party pursuant to clause (b) of this sentence. For purposes of this Agreement, the term "Superior Offer" shall mean an offer (i) to purchase the Company or its business or assets or all or substantially all of the Company's capital stock or other equity that the Board of Directors of the Company determines in good faith to be more favorable to the Company and its stockholders than that provided in the Transaction proposed in the Letter and (ii) that the Company's Board of Directors determines is likely to result in a transaction that will actually be consummated.

               (b) Notwithstanding the provisions of clause (a) of this Section 1, (i) the Company may engage, at any time during the period in which the restrictions contained in clause (a) of this Section 1 apply, in Marketing with respect to the assets listed on Schedule A to this Agreement (the "Category One Assets") and with respect to the hotel known as the Westin William Penn listed on Schedule B to this Agreement (the "William Penn") and (ii) the Company may continue, at any time during the period beginning on November 1, 2000, Marketing with respect to the assets listed on Schedule B to this Agreement (the "Category Two Assets") other than the William Penn (it being understood that the William Penn shall be a Category Two Asset); provided, however, that in no event may the Company sell or otherwise dispose of, or enter into a letter of intent, definitive sale contract or similar agreement with respect to (collectively "Sell") assets having a proposed sale price in excess of $75,000,000 (provided that in the event the Company Sells the William Penn, the Company may not Sell assets having a proposed sale price in excess of the sum of $75,000,000 and the proposed sale price for the William Penn). The Company agrees that, except as provided in the preceding sentence, the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly engage in any Marketing with respect to any of its assets and that, except as provided in the preceding sentence or in clause (a) of this Section 1, during the period beginning on the date hereof and ending on November 1, 2000, the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly engage in Marketing with respect to any of the assets of the Company. The Company shall promptly notify the Parent of any such proposals or offers made on or prior to the Termination Date.

          In the event that the Company desires to Sell any of the Category Two Assets (a "Subject Asset"), the Company will, prior to any such transaction or the entry into any such agreement, deliver to the Parent a written notice (a "Notice of Sale"), which Notice of Sale shall state the Company's price and such other terms on which the Company proposes to dispose of the Subject Asset to a third party (a "Third Party Offeror") pursuant to an offer received by the Company from such Third Party Offeror (collectively, the "Offer Terms"). Each Notice of Sale shall constitute an irrevocable offer by the Company to sell to the Parent (or its designated affiliate) the Subject Asset on the Offer Terms. No Offer Terms in respect of a Subject Asset may include any form of consideration other than cash (which may be paid at closing, in installments or after any period of time (as set forth in the Offer Terms). The Parent may elect, within ten (10) Business Days following the date the Notice of Sale is received by the Parent, to purchase (or cause an affiliate designated by the Parent to purchase) the Subject Asset on the Offer Terms by delivering to the Company notice of such election (a "Notice of Purchase") (and such Notice of Purchase shall constitute an irrevocable agreement by the Parent to purchase (or to cause an affiliate designated by the Parent to purchase) the Subject Asset on the Offer Terms). If the Parent elects to purchase the Subject Asset pursuant to the preceding sentence, the Parent shall purchase, and the Seller shall sell, the Subject Asset to the Parent on the Offer Terms within thirty
(30) days of the delivery by the Parent of the Notice of Purchase. If the Parent does not elect to purchase the Subject Asset, the Company may elect to sell the Subject Asset to the Third Party Offeror on the Offer Terms.

          2. Expense Reimbursement; Fees. The parties hereto agree that if the Company and the Purchaser shall not have executed the Definitive Agreements for any reason whatsoever by the Termination Date, the Company shall pay immediately upon demand all of the third party expenses incurred by Parent (including its advisors or representatives) in connection with evaluating and pursuing the Transaction (up to a maximum of $3,500,000), such expenses to be conclusively established by Parent's submission of a statement describing such expenses and the amount thereof. For the avoidance of doubt, the reimbursable out-of-pocket costs will include only third party expenses (including fees and expenses owing to or incurred by legal and financial advisors to the Parent) and Parent's or Purchaser's out-of-pocket expenses but will not include charges for the time spent by principals of the Purchaser or Parent.

          3. Indemnification. The Company will indemnify and hold the Parent and the Purchaser (and their directors, officers, employees, agents and direct or indirect shareholders, members or partners) harmless against any shareholder lawsuits and other litigation and any claims, losses, damages, actions, proceedings or expenses arising or resulting either directly or indirectly from the Transaction, the Letter or this Agreement.

          4. Access; Brokers. Upon reasonable advance notice to the Company, the Company shall allow the Parent and its representatives full and complete access to the Assets and the books, records and documents of the Company during normal business hours or such other hours as the Company and the Parent shall agree and subject to the reasonable rules of the Company, and the Company shall make available (subject to the same conditions) the officers, employees, attorneys, independent accountants and other agents of the Company to discuss the business, condition (financial or otherwise) or prospects of the Assets. The Parent agrees that the Confidentiality Agreement will apply to all information received pursuant to this section.

          The Company represents and warrants to Parent that other than the engagement by the Company of Morgan Stanley & Co. Incorporated, the fees, costs and expenses of which will be borne by the Company (i) there shall be no brokers' or finders' fees due in connection with the Transaction for which the Company may be liable, (ii) no broker or finder has been engaged by the Company or on the Company's behalf in connection with the Transaction and (iii) the Company shall not authorize any person to act in a manner so as to give rise to any valid claim for any brokers' or finders' fee or similar compensation, except with respect to the Marketing of the Category One Assets and Category Two Assets.

          5. Publicity. This Agreement and the Letter are intended to be confidential and neither their existence nor the Purchaser's or Parent's involvement in pursuing the Transaction shall be publicly disclosed by the Company unless required by law or the rules or regulations of a national securities exchange or the National Association of Securities Dealers, Inc. In the event the Company determines that any public announcement of this Agreement or the Letter is so required, any public announcement shall be subject to the review and reasonable approval of the Parent prior to its release which shall not be unreasonably withheld or delayed.

          6. Legal Effect. This Agreement shall be governed by the laws of the State of New York without regard to the conflicts of laws principles thereof. This Agreement shall remain in full force and effect and shall survive the termination or withdrawal of the Letter; provided, however, that the Company's obligations under Section 1 of this Agreement shall terminate in the event the Letter is withdrawn by Parent or the Purchaser.

          IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement on the date first above written.


                                        LODGIAN, INC.


                                        By:  _______________________________
                                             Name:
                                             Title:



                                        WHITEHALL STREET REAL ESTATE
                                        LIMITED PARTNERSHIP XIII

                                        By:  WH Advisors, L.L.C. XIII,
                                             its general partner


                                             By:  _________________________
                                                  Name:
                                                  Title:



                                        WHITEHALL PARALLEL REAL ESTATE
                                        LIMITED PARTNERSHIP XIII

                                        By:  WH Parallel Advisors, L.L.C. XIII,
                                             its general partner


                                             By:  _________________________
                                                  Name:
                                                  Title: